             FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION
(the "Amendment") is made and entered into as of the 12th day of November, 1999, by and among POPMAIL.COM, INC., a Minnesota corporation formerly known as CAFE ODYSSEY, INC. ("Parent"), ROI ACQUISITION CORPORATION, a Texas corporation and a wholly owned subsidiary of Parent ("Sub"), ROI INTERACTIVE, LLC, a Texas limited liability company (the "Company"), and the holders of membership interests of the Company (the "Membership Interests") identified on the signature page hereto (the "Members").

                              W I T N E S S E T H:

         WHEREAS, on July 19, 1999, the parties hereto executed that certain Agreement and Plan of Reorganization (the "Reorganization Agreement") pertaining to the acquisition of all of the assets of the Company including the Acquired Business and the assumption of certain liabilities of the Company in exchange solely for voting stock of Parent;

         WHEREAS, all defined terms not otherwise defined herein shall have the meaning ascribed to such term in the Reorganization Agreement;

         WHEREAS, Section 7.11 of the Reorganization Agreement provided in part that as a condition to the Closing, the Members shall have found a Third Party Purchaser to purchase the Unrestricted Parent Exchange Shares at a purchase price that would result in the Members receiving aggregate gross proceeds of $2,450,000 from such sale or sales prior to income tax but after applicable broker commissions on such sale or sales, and that such Third Party Purchaser shall have entered into a binding agreement to purchase the Unrestricted Parent Exchange Shares on the foregoing terms; and

         WHEREAS, the parties hereto desire to (i) modify Section 1.5(a) of the Reorganization Agreement to change the number of shares of Parent Common Stock to be delivered at Closing, (ii) modify Section 1.6 of the Reorganization Agreement to extend the Closing Date and provide for a subsequent extension at the election of Parent, and modify Section 7.11 to provide for the sale of the Unrestricted Parent Exchange Shares received in a delayed Closing, (iii) add a new Section 6.17 to provide for the sale of the Additional Unrestricted Exchange Shares, (iv) delete the provisions of Section 7.7 of the Reorganization Agreement pertaining to a minimum $3.00 per share market value of Parent Common Stock in their entirety, and (v) amend Section 6.13 of the Reorganization Agreement to increase the minimum required value of the Restricted Parent Exchange Shares.



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         NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

         1.   Amendment of Agreement.

         (a) Amendment of Section 1.5(a). Section 1.5(a) of the Reorganization Agreement is hereby amended to read in its entirety as follows:

              1.5.   Consideration for Assets.

              (a) Parent Common Stock. In exchange for the Assets transferred by the Company, Sub shall issue and deliver to the Company an aggregate number of shares of the voting Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") equal to the sum of:

                     (i) (A) 1,402,500 shares of Parent Common Stock if the Closing occurs at the Scheduled Closing in accordance with Section 1.6 or (B) 1,530,000 shares of Parent Common Stock if there is a Delayed Closing pursuant to an extension in accordance with Section 1.6 (such shares are referred to herein as the "Restricted Parent Exchange Shares"), plus

                     (ii) (A) 1,225,000 shares of Parent Common Stock if the Closing occurs at the Scheduled Closing in accordance with Section 1.6 or (B) 1,347,500 shares of Parent Common Stock if there is a Delayed Closing pursuant to an extension in accordance with Section 1.6 (such shares are referred to herein as the "Unrestricted Parent Exchange Shares"), plus

                     (iii) 122,500 shares of Parent Common Stock (such shares are referred to herein as the "Additional Unrestricted Parent Exchange Shares").

         The Restricted Parent Exchange Shares, the Unrestricted Parent Exchange Shares and the Additional Unrestricted Parent Exchange Shares are hereinafter sometimes referred to as the "Acquisition Consideration."

         (b) Amendment of Section 1.6. The first sentence of Section 1.6 of the Reorganization Agreement is hereby amended to read in its entirety as follows:



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              1.6 Closing. The Closing of the sale of the Assets pursuant to this Agreement (the "Closing") shall take place at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Suite 3300, Dallas, Texas, at 9 o'clock a.m., local time on or before December 3, 1999 or such other time or place or such other date as the parties hereto shall agree (the "Scheduled Closing"); provided, however, Parent or Sub shall have the right to extend the Closing from the Scheduled Closing until December 30, 1999 (a "Delayed Closing") upon written notice of such election to the Company not later than December 2, 1999.

         (c) Amendment of Section 6.13. Section 6.13 of the Reorganization Agreement is hereby amended to read in its entirety as follows:

              6.13 Adjustment of Restricted Parent Exchange Shares. If and only if the aggregate value of the Restricted Parent Exchange Shares (as adjusted for any shares of Parent Common Stock received or surrendered by the Members as the result of a stock split, stock dividend, combination, reclassification, recapitalization or other distribution payable in Parent Common Stock) is less than $2,805,000 on the first anniversary of the Closing Date based upon the average of the closing sales prices of a share of Parent Common Stock as reported on a national securities exchange or quotation system for each trading day in the 60-calendar day period ending on the day before the day that is the first anniversary of the Closing Date (the 60-Day Average Adjusted Price"), then Parent shall issue the Additional Restricted Parent Exchange Shares to the Members within 10 days after the first anniversary of the Closing Date. For purposes of this Agreement the Additional Restricted Parent Exchange Shares shall mean shares of Parent Common Stock equal in the aggregate to the lesser of (i) the minimum number of shares of Parent Common Stock required to be issued to the Members so that the aggregate value of the Restricted Parent Exchange Shares as determined in accordance with the prior provisions of this Section and such additional shares valued at the 60-Day Average Adjusted Price equals $2,805,000, or (ii) the aggregate number of the Restricted Parent Exchange Shares issued to the Members at the Closing. Such Additional Restricted Parent Exchange Shares, if any, shall be allocated among the Members in proportion to their respective Membership Interests. The parties to this agreement shall treat the issuance of any Additional Restricted Parent Exchange Shares pursuant to this Section as additional Acquisition Consideration. The Members' rights to receive Additional Restricted Parent Exchange Shares pursuant to this Section are not assignable except by operation of law.



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         (d)  Addition of New Section 6.17. A new Section 6.17 is hereby added to the Reorganization Agreement, which Section shall read in its entirety as follows:

              6.17 Sale of Additional Unrestricted Parent Exchange Shares. The Members (acting by and through Schneider or Palms as their authorized attorney-in-fact) shall have the option to sell to a qualified Third Party Purchaser (as defined in Section 7.11) the Additional Unrestricted Parent Exchange Shares on or before March 30, 2000 at a purchase price that would result in the Members receiving aggregate gross proceeds of $245,000 from such sale or sales prior to income tax but after applicable broker commissions on such sale or sales. The Members (acting by and through Schneider or Palms as their authorized attorney-in-fact) shall give notice to Parent of their intent to engage in such a sale during the month of February 2000.

         (e) Deletion of Section 7.7. Section 7.7 of the Reorganization Agreement is hereby deleted in its entirety.

         (f) Amendment of Section 7.11. Section 7.11 of the Reorganization Agreement is hereby amended to read in its entirety as follows:

              7.11 Sale of Unrestricted Parent Exchange Shares. The Members shall have found an independent third party who is neither (i) acting on behalf of or as agent of Parent, Sub or the Company, nor (ii) otherwise a Related Person with respect to Parent, Sub or the Company (a "Third Party Purchaser") to purchase the Unrestricted Parent Exchange Shares issued hereunder at a purchase price that would result in the Members receiving aggregate gross proceeds of $2,450,000 (if the Closing occurs at the Scheduled Closing in accordance with Section 1.6) or $2,695,000 (if there is a Delayed Closing pursuant to an extension in accordance with Section 1.6) from such sale or sales prior to income tax but after applicable broker commissions on such sale or sales. The Third Party Purchaser shall have entered into a binding agreement to purchase the Unrestricted Parent Exchange Shares on the foregoing terms, and the Third Party Purchaser shall have established (to the reasonable satisfaction of the Company and the Controlling Members) its financial ability to consummate such purchase immediately after the Closing.

         2. Counterpart and Facsimile Execution. This Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto. In order to facilitate the execution of this




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Amendment, an executed counterpart of the signature page or pages to the
Amendment may be delivered by facsimile transmission to the other parties hereto and such facsimile signature shall be deemed an original signature for purposes of this Amendment and shall be binding on the parties hereto. An original executed counterpart of said signature page shall be promptly forwarded to the other parties hereto.

         3. Ratification of Reorganization Agreement. Except as modified by the provisions of Section 1 hereof, the Reorganization Agreement and the Exhibits attached thereto are not otherwise modified hereby.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its representative thereunto duly authorized, all as of the date first above written.

"PARENT"

POPMAIL.COM, INC.


By:   s/ James L. Anderson
      ---------------------------------
      JAMES L. ANDERSON,
      Chief Executive Officer



"SUB"

ROI ACQUISITION CORPORATION


By:   s/ James L. Anderson
      ---------------------------------
      JAMES L. ANDERSON,
      President


"THE COMPANY"

ROI INTERACTIVE, LLC


By:   s/ Gary W. Schneider
      ---------------------------------
      GARY W. SCHNEIDER,
      Chief Executive Officer


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

MEMBERS



s/ Gary W. Schneider
------------------------------------
GARY W. SCHNEIDER



s/ John M. Palms, Jr.
------------------------------------
JOHN M. PALMS, JR.



s/ Ed Bardwell
------------------------------------
ED BARDWELL


s/ Shain McCaig
------------------------------------
SHAIN McCAIG


s/ Merry Payne
------------------------------------
MERRY PAYNE


s/ Steve Mauldin
------------------------------------
STEVE MAULDIN


s/ Scott Hull
------------------------------------
SCOTT HULL




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


WORLDWIDETV.COM, INC.




By:    s/ signature illegible
       ---------------------------------
Title:          CFO
       ---------------------------------


                        CONSENT AND AGREEMENT OF SPOUSES

         We, the undersigned, do severally certify that we are the respective spouses of the Members identified in the foregoing First Amendment to Agreement and Plan of Reorganization, which Members entered into and signed the foregoing Amendment. Each of us has read the foregoing Amendment and we understand its provisions, purposes and effect. We severally approve and consent to the foregoing Amendment. We do not hereby or otherwise assume any liability or other obligation, including without limitation, the obligation of indemnification other than to the extent of our interest in the Acquisition Consideration as defined in the Agreement and Plan of Reorganization, subject to the provisions of Section 10.2 thereof. We disclaim any ownership interest, whether legal or beneficial, either in the Membership Interests of the Company or the assets of the Company other than to the extent of that portion of the Acquisition Consideration transferred to our respective spouses under the Agreement and Plan of Reorganization, as amended.


s/ Donna Schneider
------------------------------------
DONNA SCHNEIDER


s/ Anna Palms
------------------------------------
ANNA PALMS


s/ Tammy Bardwell
------------------------------------
TAMMY BARDWELL


s/ Chuck E. Payne
------------------------------------
CHUCK PAYNE